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STEIN
ROE
FARNHAM
Investment
Management

        TERMS OF PROPOSED STEIN ROE & FARNHAM LONG TERM INCENTIVE PLAN

Annual Awards
Participants have been granted LTIP Awards for 1993 or, in some cases, for 1993, 1994 and 1995. The date of your LTIP Award is January 1 of each year, respectively. To be granted the LTIP Award for 1995, if one was indicated in my earlier memorandum to you, you must continue to be employed by SRFI as a regular, full-time employee as of January 1, 1995.

Interest on Awards
LTIP Awards accrue interest from the date of grant, at a rate to be determined annually by SRFI. The interest rate for 1993 and 1994 is 7.25% simple interest, compounded annually. The interest rate for 1995 will be determined later.

Payment of Awards
LTIP Awards become payable during the first 90 days of the third calendar year following the year in respect of which the LTIP Award was made (or sooner in case of your death or disability, or the involuntary termination of your employment by SRFI without cause, as described below). For example, 1993 LTIP Awards generally will become payable during the first 90 days of 1996.

You must continue to be a regular, full-time employee of SRFI (or be retired) at the time the LTIP Award is payable. For this purpose, a "retired" Participant is one who has ceased employment with SRFI and all other substantial business activity relating to the investment advisory or investment management business (other than a part-time or consulting arrangement with SRFI), whether for SRFI or others, on or after attaining the age of 60.

Payment of LTIP Awards will be made in a lump sum, including accrued interest through the end of the prior year, less amounts required to be withheld for applicable federal, state and local taxes.

Payment on Death, Disability or Involuntary Termination of Employment Without Cause
If you die or become disabled, or if your employment with SRFI is involuntarily terminated without cause, then any LTIP Awards for years prior to the year in which this occurs will become payable, with accrued interest through the end

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Long Term Incentive Plan                                                Page 2
November 28, 1994

of the year, within the first 90 days of the following year. A LTIP Award relating to the year in which you die or become disabled, or in which your employment with SRFI is involuntarily terminated without cause, is pro-rated by a fraction, the numerator of which is the number of whole months in the current year which have passed prior to the month in which you die or become disabled, or in which your employment is terminated, and the denominator of which is 36. This pro-rated value, with accrued interest through the end of the year, becomes payable in the first 90 days of the following year.

You may designate a beneficiary to receive payment of your LTIP Awards in the event of your death by filing a written and signed designation with SRFI's Senior Vice President of Human Resources. If you die without having designated a beneficiary, your LTIP Awards will be paid to your surviving spouse or, if none, then to your estate.

For purposes of the LTIP, you are "disabled" when a duly licensed and qualified physician acceptable to SRFI has certified to SRFI in writing your complete and permanent disability resulting from injury, sickness, disease or infirmity of age, whereby you are unable to perform your usual services for SRFI.

Also for purposes of the LTIP, the term "cause" means the commission of a crime involving moral turpitude; willful misconduct in the performance of your duties of employment; willful continuous neglect of your duties of employment (other than resulting from incapacity due to physical or mental illness); or any violation by you of \s203(e) of the Investment Advisers Act of 1940 which results in a final decision of the SEC to bar or suspend you for 90 days or more from association with SRFI, or results in limitation or suspension of the ability of SRFI or any of its affiliates to act as investment adviser to or distributor for an investment company.

Forfeiture of Awards on Voluntary Termination of Employment or Termination for Cause
LTIP Awards which have not then been actually paid will be immediately forfeited if you voluntarily terminate your employment with SRFI, if your employment is involuntarily terminated for cause, or if, after retiring, you resume substantial business activity relating to the investment advisory or investment management business.

Unfunded Plan
You and your beneficiaries are general, unsecured creditors of SRFI to the extent of your LTIP Awards and accrued interest on those awards. SRFI has not designated or pledged any specific property nor created any trust to secure its contractual obligations to your or your beneficiaries under this plan.

Miscellaneous
LTIP Awards are inalienable, and are not subject to anticipation, sale, transfer, assignment or pledge by you or your beneficiary, except pursuant to an order of a court which has jurisdiction.

The LTIP is only a plan of supplemental compensation for certain principals of SRFI, and does not create a contract of employment between you and SRFI, nor give you any right to the continuation of your employment with SRFI.

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Long Term Incentive Plan                                                Page 3
November 28, 1994

Question regarding the LTIP should be directed to Mike Delaney, who is responsible for the administration of the plan.